UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2020

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Common Stock, no par value	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2020, the Board of Directors of Unitil Corporation (the “Company”) elected Daniel J. Hurstak, 39, to succeed Laurence M. Brock as Controller of the Company, effective as of March 23, 2020. In accordance with Article VI of the Company’s by-laws, the term of office of each of the Company’s officers (including Mr. Hurstak) is until the first meeting of the Board of Directors after the next annual meeting of shareholders, and until such officer’s successor shall have been chosen and qualified.

Prior to joining the Company, Mr. Hurstak served as Vice President, Corporate Accounting, at Fidelity Investments (a multinational financial services corporation headquartered in Boston, Massachusetts), from June 2016 until February 2020. Prior to Fidelity, Mr. Hurstak was a senior manager at PricewaterhouseCoopers LLP (“PwC”) (a multinational professional services network of firms operating as partnerships under the PwC brand) from September 2009 until May 2016, and also began his career at PwC in September 2001. Mr. Hurstak has a Bachelor of Science degree in Accounting from Bentley College, Waltham, Massachusetts, and is a Certified Public Accountant in the Commonwealth of Massachusetts.

Mr. Hurstak’s employment arrangement with the Company generally provides that: (i) the Company will pay Mr. Hurstak an initial base salary of $225,000 per year,(ii) Mr. Hurstak will participate in the Company’s Management Incentive Plan with an initial target cash award of 35% of his base salary; (iii) Mr. Hurstak will participate in the Company’s Deferred Compensation Plan and other employee benefit plans available to the Company’s executives; and (iv) Mr. Hurstak will participate in the Company’s stock and similar plans with an initial target restricted stock award having a value of 30% of his base salary. The employment arrangement also generally provides that the Company may terminate Mr. Hurstak’s employment for any reason.

Also, on March 23, 2020, Mr. Hurstak entered into a Severance Agreement with the Company in the form previously recommended by the Company’s Compensation Committee and approved by its Board of Directors. The Severance Agreement is a “double trigger” agreement, meaning that two events must occur in order for payments to be made: (i) a change of control must occur; and (ii) an adverse employment action must occur, meaning that the Company must terminate Mr. Hurstak’s employment other than for cause or disability or Mr. Hurstak must terminate his employment for good reason. The Severance Agreement generally provides that, following the “double trigger,” the Company must pay Mr. Hurstak: (i) a lump sum cash payment equal to the present value of 24 monthly salary payments; (ii) a lump sum cash payment equal to the present value of two annual bonus payments; (iii) a lump sum cash amount equal to the present value of any foregone benefits under the Company’s Retirement Program; (iv) a lump sum cash amount equal to the present value of the contributions which would have been made by the Company pursuant to any savings or thrift plan maintained by the Company in which Mr. Hurstak was participating, calculated as if Mr. Hurstak had continued to be employed and to be entitled to such contributions during the 24 month period immediately following such termination; and (v) a lump sum cash amount equal to the present value of the monthly cost that would have been incurred by the Company if it provided group medical, dental and life insurance coverage to Mr. Hurstak and his eligible dependents for a period of two consecutive years following employment termination, grossed up for federal, state, city and local income tax purposes. The Severance Agreement also generally provides that, for a period of two consecutive years following employment termination, Mr. Hurstak and his eligible dependents will remain eligible to participate in the Company’s group medical, dental and life insurance plan.

The foregoing description of the Severance Agreement does not purport to summarize all of the provisions of the Severance Agreement and is qualified in its entirety by reference to the Severance Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit
10.1	Severance Agreement dated March 23, 2020, between the Company and Daniel J. Hurstak.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Laurence M. Brock
Laurence M. Brock
Senior Vice President, Chief Financial Officer and Treasurer

Date:    March 25, 2020